EXHIBIT 99.1

For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 861-0342

Weyerhaeuser reports first quarter results

•	Achieved net earnings of $150 million, or $0.20 per share
•	Increased net earnings before special items by 73 percent compared with first quarter 2019
•	Details additional actions in response to COVID-19 pandemic, including temporary suspension of quarterly dividend to preserve liquidity and financial flexibility

SEATTLE (May 1, 2020) - Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings of $150 million, or 20 cents per diluted share, on net sales of $1.7 billion. This compares with a net loss of $289 million, or 39 cents per diluted share, on net sales of $1.6 billion for the same period last year.

Excluding an after-tax benefit of $12 million for special items, the company reported first quarter net earnings of $138 million, or 18 cents per diluted share. This compares with net earnings before special items of $80 million for the same period last year and $23 million for the fourth quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 was $413 million compared with $365 million for the same period last year and $260 million for the fourth quarter of 2019.

“I am proud of our first quarter performance, as each business delivered strong operating results despite rapidly changing market conditions associated with the COVID-19 pandemic,” said Devin W. Stockfish, president and chief executive officer. “I want to thank our employees for their dedication to safety, operational excellence and serving our customers through this uncertain and challenging environment.”

“In late March, we took steps to enhance financial flexibility and position Weyerhaeuser’s businesses for changing market dynamics,” Stockfish continued. “During the second quarter, customer market conditions have deteriorated across our businesses, consistent with the broader macroeconomic environment. As a result, we are taking further actions, including temporarily suspending the quarterly dividend, to preserve liquidity and financial flexibility. Weyerhaeuser remains committed to a balanced capital allocation philosophy that includes returning cash to shareholders through a sustainable dividend. The board will regularly evaluate opportunities to reinitiate an appropriate quarterly cash dividend as soon as practicable based on the company’s cash flow, liquidity, leverage, customer demand, market conditions, and the broader macroeconomic environment.”

“Weyerhaeuser’s favorable cost structure, customer focus and financial resources position the company well to navigate this unprecedented economic disruption. We have a track record of successfully managing through cycles and have structured our business to quickly align production volumes with customer demand. We remain focused on driving long-term value for shareholders through our unmatched portfolio, industry-leading operating performance and disciplined, prudent capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2019	2020	2019
(millions, except per share data)	Q4	Q1	Q1
Net sales	$1,548	$1,728	$1,643
Net earnings (loss)	($14)	$150	($289)
Net earnings (loss) per diluted share	($0.02)	$0.20	($0.39)
Weighted average shares outstanding, diluted	746	747	747
Net earnings before special items(1)(2)	$23	$138	$80
Net earnings per diluted share before special items(1)	$0.03	$0.18	$0.11
Adjusted EBITDA(1)	$260	$413	$365
(1)

Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of Net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.

(2)	First quarter 2020 special items include a $12 million legal benefit. Special items for other periods presented are included in the reconciliation tables following this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2019	2020
(millions)	Q4	Q1	Change
Net sales	$510	$503	($7)
Net contribution to pretax earnings	$53	$105	$52
Pretax charge for special items	$32	—	($32)
Net contribution to pretax earnings before special items	$85	$105	$20
Adjusted EBITDA	$158	$173	$15

Q1 2020 Performance – In the West, average sales realizations and volumes for Japan export logs increased, and average domestic sales realizations improved modestly. Fee harvest volumes were slightly higher, and costs improved seasonally due to reduced forestry and road expenses and lower per unit logging and hauling costs. In the South, fee harvest volumes declined due to wet weather and lower stumpage sales. Average log sales realizations decreased slightly, partially offset by lower forestry costs.

On March 26, 2020, the company completed the previously announced sale of its Montana timberlands.

Q2 2020 Outlook – Weyerhaeuser expects second quarter earnings and Adjusted EBITDA will be significantly lower than first quarter 2020. In the West, the company anticipates lower realizations, comparable domestic log sales volumes, and seasonally higher road and forestry costs, partially offset by higher sales volumes for China export logs. In the South, the company expects lower fee harvest volumes and slightly lower average log sales realizations.

In late March, market demand for Southern sawlogs began to decrease significantly due to the severe economic impact of COVID-19. To align harvest volumes with reduced sawlog demand, the company expects to reduce its full year 2020 Southern fee harvest by approximately 10 percent compared with the prior outlook and the full year 2019. The company does not anticipate material changes to Western fee harvest volumes.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2019	2020
(millions)	Q4	Q1	Change
Net sales	$46	$112	$66
Net contribution to pretax earnings	$22	$36	$14
Adjusted EBITDA	$37	$101	$64

Q1 2020 Performance – Real estate sales increased compared with the fourth quarter due to a significantly higher number of acres sold. Average price per acre decreased and average land basis increased compared with the fourth quarter due to the mix of properties sold.

Q2 2020 Outlook – Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA will be approximately $20 million lower than second quarter 2019 due to fewer real estate acres sold.

The company now expects full year 2020 Adjusted EBITDA for the segment will be approximately $200 million, as social distancing and other measures have curtailed real estate broker activity and lengthened the time required to finance, close and record transactions.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2019	2020
(millions)	Q4	Q1	Change
Net sales	$1,115	$1,235	$120
Net contribution to pretax earnings	$60	$134	$74
Adjusted EBITDA	$110	$184	$74

Q1 2020 Performance – Average sales realizations for lumber and oriented strand board increased, and sales volumes were higher across all product lines. Per unit manufacturing costs improved due to strong operating performance and seasonally higher operating rates for engineered wood products.

Q2 2020 Outlook – Weyerhaeuser expects second quarter earnings and Adjusted EBITDA for Wood Products will be significantly lower than first quarter 2020 and second quarter 2019. The company anticipates significantly lower sales volumes across all product lines. To date, second quarter benchmark pricing for lumber and oriented strand board is lower than the first quarter average.

In late March, market demand for wood products began to decline due to the economic impact of COVID-19. In response to deteriorating market conditions, Weyerhaeuser announced on March 30, 2020 that it was adjusting production volumes across its wood products manufacturing facilities to align with customer demand. These adjustments include a combination of temporary mill curtailments and reduced shift postures. For the month of April, the company reduced operating capacity by 20 percent for lumber and 15 percent for oriented strand board. Weyerhaeuser anticipates extending these lumber and oriented strand board capacity reductions at similar levels in May and will continue to dynamically adjust as market conditions evolve. In engineered wood products, the company reduced operating capacity across its product lines by 15 to 25 percent for the month of April. In the month of May, Weyerhaeuser expects to reduce engineered wood products operating capacity by an additional 10 percent, resulting in a 25 to 35 percent overall reduction in operating capacity for the month.

Weyerhaeuser remains strongly committed to maintaining the safety of its employees and effectively serving its customers and will continue to adjust production volumes to align with customer demand.

ACTIONS TO ENHANCE FINANCIAL FLEXIBILITY

On March 30, 2020, Weyerhaeuser announced actions to enhance financial flexibility in response to the COVID-19 pandemic. The company also announced that the board of directors would continue to review the company’s capital allocation plans in light of rapidly evolving market conditions.

During the second quarter, macroeconomic fundamentals have continued to erode. In light of continued significant uncertainty regarding the duration and magnitude of an economic slowdown and its effect on the company’s business conditions, the board of directors is temporarily suspending the quarterly cash dividend to preserve liquidity and financial flexibility.

Additionally, members of the company’s senior management team and board of directors have elected to reduce their compensation for the remainder of 2020. This includes a base salary reduction of 30 percent for the company’s CEO and base salary reductions of 10 percent for the remainder of the senior management team, as well as a 20 percent reduction in fees for the board of directors.

Weyerhaeuser is also providing updates on its previously announced actions:

•

Reducing capital expenditures: The company will reduce 2020 capital expenditures by approximately $90 million, or 25 percent, by deferring discretionary projects. Weyerhaeuser now expects full year capital expenditures of approximately $270 million.

•

Reducing non-essential operating expenses: The company will reduce 2020 operating expenses by approximately $55 million. In addition, approximately $25 million of federal payroll tax payments will be deferred until 2021.

•

Refinancing 2021 maturities: During the first quarter, Weyerhaeuser issued $750 million of 4.0% notes through a public bond offering, with net proceeds to be used to repay the company’s outstanding 2021 maturities. The company subsequently submitted notice that it will redeem in May 2020 its $569 million of notes due March 2021.

•	Enhancing liquidity: The company increased cash on hand by $550 million through a precautionary draw on its revolving credit facility, which expires in January 2025.

Excluding cash received from the bond offering, the company had approximately $700 million of cash on hand at the end of the first quarter and $950 million of available revolver capacity. The company maintains investment grade credit ratings and remains well in compliance with its financial covenants. Weyerhaeuser’s 11 million acres of high-quality timberlands also provide strong asset coverage.

The company expects to remain compliant with REIT taxable income distribution requirements.

Stockfish concluded, “Our actions to enhance Weyerhaeuser’s balance sheet position us to continue successfully navigating these volatile and unpredictable market conditions while preserving the company’s long-term value proposition.”

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 11 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2019, we generated $6.6 billion in net sales and employed approximately 9,400 people who serve customers worldwide. We are listed on the Dow Jones Sustainability North America Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on May 1, 2020 to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on May 1, 2020.

To join the conference call from within North America, dial 855-223-0757 (access code: 7662489) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 7662489). Replays will be available for two weeks at 855-859-2056 (access code: 7662489) from within North America and at 404-537-3406 (access code: 7662489) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, with respect to our outlook and expectations concerning the following: earnings and Adjusted EBITDA for each of our businesses; log sale realizations and sales volumes; log export sales volumes; fee harvest volumes and deferral of fee harvest volumes; road and forestry costs; sales of real estate acres; sales volumes across all of our wood products lines; extension of existing capacity reductions of our lumber and oriented strand board lines; future capacity reductions for our engineered wood products lines; our plans and decisions relating to various capital expenditures, capital allocation priorities and other discretionary items, including but not limited to with respect to the timing and amount of the reinstatement of our quarterly dividends to shareholders; future reductions in operating expense; and, generally, our expectations concerning our future performance and the effects of the COVID-19 pandemic on the company’s businesses. Forward-looking statements are generally identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar words and expressions. Forward-looking statements are based on our current expectations and assumptions. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●

the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

●	the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
●

market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

●	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
●	restrictions on international trade and tariffs imposed on imports or exports;
●	the availability and cost of shipping and transportation;
●	economic activity in Asia, especially Japan and China;
●	performance of our manufacturing operations, including maintenance and capital requirements;
●	potential disruptions in our manufacturing operations;
●	the level of competition from domestic and foreign producers;
●	our operational excellence initiatives;
●

the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

●	raw material availability and prices;
●	the effect of weather;
●	changes in global or regional climate conditions and governmental response to such changes;
●	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
●	energy prices;
●	transportation and labor availability and costs;
●	federal tax policies;
●	the effect of forestry, land use, environmental and other governmental regulations;
●	legal proceedings;
●	performance of pension fund investments and related derivatives;
●	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;
●	the accuracy of our estimates of costs and expenses related to contingent liabilities;
●	changes in accounting principles; and
●

other risks and uncertainties identified in our 2019 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward looking-statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS (LOSS)

We reconcile Adjusted EBITDA to net earnings (loss) for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net loss					$(14)
Interest expense, net of capitalized interest					89
Income taxes					1
Net contribution (charge) to earnings	$53	$22	$60	$(59)	$76
Non-operating pension and other postretirement benefit costs(1)	—	—	—	21	21
Interest income and other	—	—	—	(8)	(8)
Operating income (loss)	53	22	60	(46)	89
Depreciation, depletion and amortization	73	4	50	1	128
Basis of real estate sold	—	11	—	—	11
Special items included in operating income (loss)(2)	32	—	—	—	32
Adjusted EBITDA	$158	$37	$110	$(45)	$260
(1)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $6 million noncash settlement charge related to the transfer of Canadian pension assets and liabilities through purchases of group annuity contracts.

(2)

Operating income (loss) for Timberlands includes pretax special items consisting of an $80 million noncash impairment charge related to the sale of our Montana timberlands and a $48 million gain on the sale of our Michigan timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2020:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$150
Interest expense, net of capitalized interest					85
Income taxes					(3)
Net contribution (charge) to earnings	$105	$36	$134	$(43)	$232
Non-operating pension and other postretirement benefit costs	—	—	—	9	9
Interest income and other	—	—	—	(1)	(1)
Operating income (loss)	105	36	134	(35)	240
Depreciation, depletion and amortization	68	3	50	2	123
Basis of real estate sold	—	62	—	—	62
Special items included in operating income (loss)(1)	—	—	—	(12)	(12)
Adjusted EBITDA	$173	$101	$184	$(45)	$413
(1)	Operating income (loss) includes a pretax special item consisting of a $12 million noncash legal benefit.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2019:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net loss					$(289)
Interest expense, net of capitalized interest(1)					107
Income taxes					(104)
Net contribution (charge) to earnings	$120	$55	$69	$(530)	$(286)
Non-operating pension and other postretirement benefit costs(2)	—	—	—	470	470
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	120	55	69	(70)	174
Depreciation, depletion and amortization	73	3	46	1	123
Basis of real estate sold	—	48	—	—	48
Special items included in operating income (loss)(3)	—	—	—	20	20
Adjusted EBITDA	$193	$106	$115	$(49)	$365
(1)	Interest expense, net of capitalized interest includes a pretax special item consisting of a $12 million charge related to the early extinguishment of debt.
(2)

Non-operating pension and other postretirement benefit costs include a pretax special item consisting of a $455 million noncash settlement charge related to the transfer of pension assets and liabilities through the purchase of a group annuity contract.

(3)	Operating income (loss) includes a pretax special item consisting of a $20 million legal charge.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (LOSS)

We reconcile net earnings before special items to net earnings (loss) and net earnings per diluted share before special items to net earnings (loss) per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings (loss):

	2019	2020	2019
(millions)	Q4	Q1	Q1
Net earnings (loss)	($14)	$150	($289)
Early extinguishment of debt charge	—	—	9
Gain on sale of timberlands	(48)	—	—
Legal charge (benefit)	—	(12)	15
Pension settlement charges	5	—	345
Restructuring, impairments and other charges	80	—	—
Net earnings before special items	$23	$138	$80

The table below reconciles net earnings per diluted share before special items to net earnings (loss) per diluted share:

	2019	2020	2019
	Q4	Q1	Q1
Net earnings (loss) per diluted share	($0.02)	$0.20	($0.39)
Early extinguishment of debt charge	—	—	0.01
Gain on sale of timberlands	(0.07)	—	—
Legal charge (benefit)	—	(0.02)	0.02
Pension settlement charges	0.01	—	0.47
Restructuring, impairments and other charges	0.11	—	—
Net earnings per diluted share before special items	$0.03	$0.18	$0.11